Exhibit 14.1

BUSINESS CODE OF CONDUCT & ETHICS

Adopted by the board of directors

of ominto, inc. on november 17, 2016

I.	Purpose

As a publicly traded company, Ominto, Inc., (“Ominto” or the “Company”) must always act in a way that reflects the highest standards of corporate behavior. Each of us must always exercise good judgment and common sense in making the necessary choices to advance the interests of the Company. The development and maintenance of relationships of trust between each of us and government officials, suppliers, customers, investors and other employees is essential and expected. Obeying the law both in letter and in spirit is the foundation on which Ominto’s ethical standards are built. In carrying out this policy, Ominto has adopted the following Business Code of Conduct and Ethics (the “Code”). This Code is intended to cover Ominto’s and its affiliates’ directors, officers and employees, as well agents and other parties acting on behalf, or for the benefit, of the Company and/or its affiliates (collectively, “Covered Persons”).

Each of us is responsible for becoming familiar and following all the rules, regulations and policies that apply to our jobs and for seeking advice in any situation where we are unsure of what to do.

II.	Responsibilities

Each Covered Person is expected (i) to read and understand this Code and its application to the performance of his or her business responsibilities and (ii) to conduct himself or herself in accordance with this Code and to seek to avoid even the appearance of wrongdoing or improper behavior. Those who violate the standards in this Code will be subject to disciplinary action, which may include suspension, termination and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. Any director, officer, or employee who observes or otherwise becomes aware of conduct that violates, or could violate, the Code must take a prompt report of such violation to the Company. Any officer or employee who fails to immediately report a Code violation, or perceived violation, or who violates any aspect of the Code may be subject to disciplinary action, up to and including termination of employment.

If a law conflicts with a policy in this Code, a Covered Person must comply with the law; however, if a local custom or policy conflicts with this Code, a Covered Person must comply with this Code. If a Covered Person has any questions about these conflicts or this Code, he or she should consult with the Chief Executive Officer (“CEO”) or the Audit Committee of the Board of Directors (“Audit Committee”).

After carefully reviewing this Code, you must sign the acknowledgment attached hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company within ten (10) business days of your receipt of this Code and otherwise as required by the Company. All Covered Persons will each be required to annually certify compliance with the Code. The failure to certify such compliance or any false certification, even if directed by a supervisor, is grounds for disciplinary action by the Company, up to and including termination of employment.

III.	Honest and Ethical Conduct

Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for their actions. All actual or potential conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code. In addition, all Covered Persons must be direct, honest and truthful in discussions with, or requests for information from, the Board, regulatory agency officials and government officials, as well as in all dealings with business partners and shareholders.

IV.	Compliance with Applicable Governmental Laws, Rules and Regulations

All Covered Persons must respect and obey the laws, rules and regulations (including insider trading laws) of the jurisdictions in which we operate and the rules and regulations applicable to the Company, its business and its affiliates (collectively, the “Company Group”), including those of the NASDAQ and the Securities and Exchange Commission (the “SEC”). Although not all Covered Persons are expected to know the details of the laws, rules and regulations to which the Company Group is subject, it is important to understand enough to determine when it is necessary or appropriate to seek advice from supervisors, managers or other persons, including the CEO, Audit Committee and/or Board of Directors (“Board”), who can provide guidance on such matters.

Disregard of the law will not be tolerated. Violation of any applicable laws, rules and regulations may subject an individual, as well as one or more members of the Company Group, to civil, administrative and/or criminal penalties and may harm their reputations. Covered Persons should be aware that conduct and records, including e-mails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. Consequently, it is in everyone’s best interest to understand and comply with the laws, rules and regulations applicable to the Company Group.

Areas that require particular attention to ensure proper compliance include:

●	Antitrust and Competition Laws: It is the policy of the Company to comply with the antitrust and competition laws of each country in which the Company does business. No director, officer or employee of the Company will engage in anti-competitive conduct in violation of any antitrust or competition law.

●	Intellectual Property Laws: The Company requires that all scientific and technical information generated, utilized and maintained by its employees and in strict compliance and conformity with applicable intellectual property laws.

●	Workplace Safety Laws and Regulations: The Company requires full compliance with applicable workplace safety and industrial hygiene standards required by law. Each of us has a responsibility for maintaining a safe and healthy working environment for all persons at the Company, following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

●	Insider Trading Laws: All members of board of directors and of executive boards, and their auxiliary staff in the Company Group, will be severely penalized if they make use of “hot information” (i.e. information that is not available to the general public, facts which could substantially influence the price of a listed security) that is in their possession to create a financial advantage for themselves or for some third party by purchasing (prior to the announcement of favorable information)or selling (prior to the announcement of unfavorable information) stock that is listed on an exchange or other securities. The insider trading provisions affect securities of Ominto, and those of companies that are being acquired or merged with Ominto or a Company with which Ominto is planning to enter into a strategic alliance, if the said securities are listed on an exchange or traded in pre-market dealings.

●	Privacy and Data Protection Laws: The Company is committed to the protection of the individual privacy of employees, persons who participate in the clinical trials of the Company’s drug candidates and products and individual third parties who perform services on behalf of the Company. The Company must comply with applicable privacy laws and regulations whenever the Company does business, including activities performed on behalf of the Company by third parties. Such laws and regulations are complex and differ from country to country. Any employee who handles or oversees the handling of individually-identifiable data and who has a concern or question about the proper handling of such data should contact the CEO, the Audit Committee and/or consult any applicable Company policies.

●	Laws and Regulations relating to Records Retention: The Company must comply with all laws and regulations mandating specified time periods for retaining various records of Company’s activities. It is the responsibility of each direct report of the CEO working with his/her staff and the CEO, to establish and maintain a system for the retention and safekeeping of all records that are required by law or Company Policy.

●	Responsibility of Company Personnel: Every director, officer, or employee has the responsibility to report a violation or suspected violation of this Policy. The Company promptly responds to all reports of suspected violations. Any Director, officer, or employee who knows or believe that any other Director, officer, or employee of the Company, or anyone else representing the Company, is violating or is suspected of violating this Policy should contact your supervisor.

V.	Conflict of Interest

All Covered Persons have a duty to avoid business, financial or other direct or indirect relationships that conflict with the interests of the Company or that divide his or her loyalty to the Company. A conflict of interest occurs when your personal interest interferes or appears to interfere with the interests of the Company, or the Company Group as a whole. A conflict situation can arise, for example, when a Covered Person takes actions or has interests that may make it difficult to perform his or her work for the Company honestly, objectively and fairly. It is almost always a conflict for a Company officer or employee to work simultaneously for a competitor, customer, or supplier or to work for a competitor as a consultant or board member. Conflicts of interest also arise when a Covered Person, or any Family Member (as defined below) of such person, receives improper personal benefits as a result of his or her position at the Corporation. Loans to, other than those made in the ordinary course of business, or guarantees of obligations of, employees or their Family Members may also create a conflict of interest. Covered Persons may not participate in a joint venture, partnership or other business arrangement with the Company, without the prior approval of a majority of the Board.

Any activity which even appears to present a conflict must be avoided or terminated unless, after disclosure to the Company, it is determined that the activity is not harmful to the Company or otherwise improper. It is our responsibility to disclose any material transaction or relationship that could be expected to give rise to a conflict of interest to the CEO or Board of Directors.

For purposes of this Code, “Family Member” generally means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

VI.	Corporate Opportunities

Covered Persons owe a duty to the Company Group to advance their legitimate interests when the opportunity to do so arises. Covered Persons must offer to the Company any business opportunities related to the Company Group’s target assets and business activities (as described in the Company’s Registration Statement on Form S-1 relating to the Company’s initial public offering or any periodic report filed by the Company from time to time with the SEC, together with any other assets that the Board determinates from time to time will be a target asset or potential investment or business of the Company Group). Covered Persons are prohibited from: (i) taking for themselves opportunities that are discovered through the use of Company Group property, information or position, unless such opportunities are presented to the Board and the Board declines to pursue such opportunities; (ii) using Company Group property, information or position for improper personal gain; or (iii) competing with any member of the Company Group. Any employee, other than an officer, may only pursue a corporate opportunity if the CEO or Board waives in writing the Company’s right to pursue the corporate opportunity. Corporate opportunities available to directors and officers may only be waived by the Board. If the Company waives its right to pursue a corporate opportunity, Covered Persons may pursue such opportunities in a manner consistent with this Code.

VII.	Compliance Procedures; Reporting Violations, NO RETALIATION

A.	General

The Company expects all Covered Persons to work to ensure prompt and consistent action against violations of this Code. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. Nonetheless, the general guidelines of this Code provide each Covered Person with the Company’s expectations regarding business dealings. The Company understands that there may be some situations in which it is difficult to know right from wrong. In determining the best course of action, each Covered Person should answer the following questions to help evaluate specific situations:

1.	Will my action comply with the intent and purpose of the Company’s policies and practices?

2.	Will I compromise myself or the reputation of any member of the Company Group by this action if it becomes known to my supervisor, colleagues, shareholders or friends?

3.	Is this action honest in every respect?

4.	Could this action appear inappropriate to others, even if it is ethical?

If something you have seen, heard or been asked to do (or not do) seems illegal, unethical or improper, it may very well be. Each Covered Person should use his or her judgment before taking any action that could be deemed a violation of this Code or any law, rule or regulation or Company policy. Furthermore, any Covered Person who becomes aware of (a) any existing or potential violation of this Code or any law, rule or regulation or Company policy or (b) alleged irregularities of a general, operational or financial nature within the Company (“Alleged Irregularities”), has an obligation to report his or her complaint or concern to his or her supervisor, to the CEO, the Whistleblower Hotline (described below in Section VII(B)) or the Board. Alleged Irregularities concerning the functioning of the Board may be reported directly to the Audit Committee or the CEO.

No Covered Person should report any existing or potential violation of the Code or any law, rule or regulation, Company policy or any Alleged Irregularity to any person who is involved in the matter giving rise to the existing or potential violation.

Before making a disclosure to a public body, the Company requests that an employee bring the allegedly illegal activity, policy, or practice to the attention of the Company and afford the Company a reasonable opportunity to correct such activity, policy, or practice.

B.	USE OF WHISTLEBLOWER HOTLINE

Covered Persons can report any known, suspected or suggested violations of the law or this Policy through the Company’s Whistleblower Hotline, which is provided by BKD, IntegraReport Hotline

IntegraReports is an anonymous fraud and ethics hotline service available 24 hours a day, seven days a week. Reports will be processed by BKD IntergraReports Mon-Friday from 9:00 am to 5:00 pm CST and sent to Company for further investigation. Company will determine how to proceed after the reports are received, including notification to appropriate management based on the results of the investigation.

Crimes against person or property, such as assault, rape, burglary, etc., should immediately be reported to local law enforcement personnel by dialing 911.

All Covered Persons may report suspected violations of law or Company Policies to the Company’s IntegraReport Hotline:

By Phone – toll free at (855) 858-3344

Recorded message will explain how to use the hotline.

Caller is provided up to 10 minutes to leave a detailed message.

If more time is needed, simply call back.

On the web at www.integrareport.com

Brief video will explain how to use the hotline.

Form to fill out to report an incident.

Upload documents function available.

Covered Persons may include their name in the report or file as anonymous report. Covered Persons also may enter their state abbreviation (CA, FL, NV, WA) for the Subscriber Code. Please be prepared to provide enough information to substantiate your claims of alleged fraudulent behavior. If you need further assistance, please contact:

1.	Suzanne Wong, Associate General Counsel at swong@omnito.com
2.	Arlene Preudhomme, Senior Manager SEC & Financial Reporting at apreudhomme@ominto.com

Covered Persons will not receive a copy of the report unless it is requested. In this case, contact information must be provided in the description section of the on-line report. If the report is called in, the Covered Person can request a copy of the report when leaving a recorded message.

If the investigation of a report, that was done in good faith and investigated by internal personnel, is not to the Covered Person’s satisfaction, then he/she retains the right to report the event to the appropriate legal or investigative agency.

The identity of the Covered Person, if known, shall remain confidential to those persons directly involved in applying this policy, unless the issue requires investigation by law enforcement, in which case members of the organization are subject to subpoena.

C.       NO RETALIATION

All concerns will be taken seriously by the Company and, when appropriate, the Company will fully investigate each allegation. This may include talking to any individuals directly involved, as well as to others who may possess information pertinent to the situation. Covered Persons are expected to cooperate fully with internal investigations of wrongdoing or misconduct, and failure to cooperate fully with any such investigations will lead to disciplinary action, up to and including termination.

The Company will not tolerate any retaliation against any Covered Person for raising, in good faith, a possible violation of this Code or of a law, rule or regulation, Company policy or any Alleged Irregularity. Retaliation for reporting a U.S. federal offense is illegal under U.S. federal law. Any person who participates in retaliatory conduct will be subject to disciplinary action up to and including termination of employment or office. Misusing this Code by knowingly or recklessly providing false information to the Company may also result in appropriate disciplinary action.

Every director, officer, manager and supervisor who receives a complaint or a report alleging or regarding an actual or potential violation of this Code or of a law, rule or regulation, Company policy or regarding any Alleged Irregularity, has, without exception, the responsibility to immediately communicate such complaint to the CEO, the Audit Committee or the Company’s Chief Financial Officer (if such complaint or report is related to financial, accounting or auditing matters).

VIII.	Accounting Complaints

The Company’s policy is to comply fully with all applicable financial reporting and accounting regulations. If any Covered Person has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters concerning the Company, such person is encouraged to submit such concerns or complaints in accordance with the Company’s Complaint Procedures.

IX.	Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees or officers of other companies is prohibited. Each Covered Person should endeavor to respect the rights of, and to deal fairly with the Company Group’s guests, suppliers, consultants, competitors, employees, officers and other persons with whom the members of the Company Group transact business. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

X.	Confidentiality

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company, except when disclosure is authorized under the Company’s Disclosure Policy or as otherwise legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its suppliers or its customers, if disclosed. It also includes information that suppliers, customers and individuals or institutions involved in clinical trials or other product development activities have provided to the Company. Employees should take appropriate steps to limit distribution of such confidential information to only those employees of the Company who have a need to know such information in order to carry out their job responsibilities. It is the Policy of the Company that each of us must respect the proprietary information of other individuals or organizations with which the Company does business. Information obtained from public sources can legitimately be used in the Company’s business activities, but proprietary information obtained through improper means can never be used by any director, officer or employee in carrying out his /her job responsibilities.

Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Policy, Covered Persons shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Policy, if a Covered Person files a lawsuit for retaliation by Ominto for reporting a suspected violation of law, the Covered Person may disclose the Company’s trade secrets to the Covered Person’s attorney and use the trade secret information in the court proceeding if the Covered Person: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

XI.	Insider Trading

The laws against insider trading of the Company’s (or other) securities are specific and complex. Covered Persons may obtain, or come into regular or occasional contact with, information that qualifies as “inside information” under applicable securities laws. Inside information includes material information about the Company that is not available to the public. The unauthorized use by a Covered Person of inside information is unethical and may also be unlawful. Covered Persons should never trade the shares or other securities of the Company while in possession of inside information, nor should they disclose such information to any other person that might engage in trading activities, unless in compliance with the Company’s Policy on Insider Information and Insider Trading. In all cases, it is each Covered Person’s responsibility to ensure that he or she complies with all relevant securities laws and regulations.

XII.	Protection and Proper Use of the Company Group’s Assets

All Covered Persons should protect the Company Group’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company Group’s profitability. Any suspected incident of fraud or theft should be immediately reported to the Company’s CEO or designee. All of the Company Group’s assets should be used for legitimate business purposes and should not be used for non-company business, although incidental personal use may be permitted with the permission of your supervisor. The Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.

XIII.	Business Records

The Company’s responsibilities to its stakeholders and the investing public require that all of the Company’s and Company Group’s books, records, accounts and financial statements be maintained in reasonable detail, appropriately reflect the Company’s transactions and conform to applicable legal requirements, the Company’s system of internal controls and generally accepted accounting principles (“GAAP”). The Company relies on the accuracy and completeness of its business records to (i) provide full, fair, accurate, timely and understandable disclosure in the current reports, periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company or on the Company’s behalf, (ii) make management decisions and (iii) analyze its operations. The accuracy of such records is essential for continued, long-term business success.

No false, misleading or artificial entries may be made by any Covered Person in the books and records of the Company or the Company Group. All Covered Persons with supervisory responsibility shall establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the Company’s assets and the accuracy of its financial records and reports. The Company has adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established accounting practices and procedures must be followed to assure the complete and accurate recording of all transactions. All Covered Persons, within their areas of responsibility, are expected to adhere to these procedures, as directed by the Chief Financial Officer.

Any accounting adjustments that materially depart from GAAP must be approved by the Company’s Chief Financial Officer. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the Company’s Chief Financial Officer.

No Covered Person may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records. Violation of these provisions shall result in disciplinary action, up to and including termination of employment, and may also subject the violator to substantial liability.

XIV.	Retention of Business Records

Records retention policies seek to establish consistent practices concerning how long records should be kept and when, in the normal course of business, they should be destroyed. All Covered Persons must comply at all times with all laws, rules and regulations relating to records preservation, all records retention policies and all document or record preservation notices. Records must be maintained for the duration of the assigned retention periods. A record includes any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes paper documents, CDs, DVDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm or all other media and data storage devices. The retention and proper disposal of the Company Group’s records shall be in accordance with established Company policies and applicable legal and regulatory requirements.

If the existence of any pending or threatened legal action, subpoena or investigation is known or reported to you, promptly contact the CEO or the Audit Committee. You must retain all records that may relate to any pending or threatened legal action, subpoena or investigation. If you have a question as to whether a record pertains to a pending or threatened legal action, subpoena or investigation, contact the CEO or Audit Committee before disposing of the record in question.

XV.	Anti-Bribery and Anti-Corruption Policy

This Anti-Bribery and Anti-Corruption Policy of Ominto, Inc. (the “Policy”) is designed to ensure compliance with the US Foreign Corrupt Practices Act of 1977 (the “FCPA”), as well as with the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any local anti-bribery or anti-corruption laws existing where Ominto and its affiliates operates (collectively, the “Anti-Corruption Laws”). This Policy applies to all Covered Persons.

Ominto takes a zero-tolerance approach to bribery and corruption. All Company personnel are expected to conduct business legally and ethically, in accordance with best practices. As a general principle, Ominto and its representatives shall not transfer or offer to transfer any type of benefit for the purpose of influencing a public official to misuse his or her power or influence.

A.	Purpose and Application of this Policy

The purpose of this Policy is to establish the obligations of Ominto, and of those working on behalf of the Company, in observing and upholding its position on bribery and corruption, and to provide guidance on how to recognize and deal with bribery and corruption issues. As the FCPA has extraterritorial application, Ominto, along with all Covered Persons will be bound by these laws in relation to conduct in all countries in which they operate. This Policy is not intended to supplant the Anti-Corruption Laws.

B.	Compliance Requirements

Prohibited Activities – No Covered Person shall, directly or indirectly give, offer or agree to give anything of value of any kind (including any payment, loan, gift, reward, advantage, benefit or service) to a public official or to any person for the benefit of a public official: (a) as consideration for an act or omission by the official in connection with the performance of his/her duties; or (b) to induce the official to use his/her position to influence any acts or decisions of the government for which the official performs his/her duties.

A “public official” includes any person who holds a legislative, administrative or judicial position of a state; a person who performs public duties or functions for a state, including a person employed by a board, commission, corporation state-owned company or other body or authority that is established to perform a duty or function on behalf of a state, or is performing such a duty or function; and an official or agent of a public international organization that is formed by two or more states or governments, or by two or more such public international organizations. A “state” means any country, and includes any political subdivision of that country (such as a province or territory); the government, and any department, or branch of that country or of a political subdivision of that country; or any agency of that country or of a political sub-division of that country.

Bribes given through an agent or received by a party other than a public official are also prohibited if the ultimate goal is to influence a public official by conferring a benefit. Any question about whether someone is a public official should be directed to the CEO.

Covered Persons may not make or authorize cash or cash equivalent (e.g. check) reimbursements or payments of any kind to individual public officials without prior written authorization from the CEO.

No Facilitation Payments - Ominto does not make “facilitation payments” or “kickbacks” of any kind, regardless of whether such payments are permitted under applicable law. Facilitation payments are typically small, unofficial payments made to secure or expedite a routine government action by a government official (such as the issuance of permits, licenses, provision of mail pick-up and delivery etc.). Kickbacks are typically payments made in return for a business favor or advantage and can include discounts or other types of cash incentives.

All Covered Persons must avoid any activity that might lead to, or suggest, that a facilitation payment or kickback will be made by, on behalf of, or otherwise in connection with the business of or for the benefit of the Company.

If asked to make a payment on the Company’s behalf, always be mindful of what the payment is for and whether the amount requested is proportionate to the goods or services provided. Always obtain a receipt which details the reason for the payment and evidences that the payment went directly to the appropriate payee who provided the goods or services. Any suspicions, concerns or questions regarding a payment should be raised with the CEO.

Lodging and Travel Expenses - If any Covered Person proposes to reimburse the bona fide and reasonable travel and lodging expenses of a public official, such Covered Person shall document such proposed reimbursement, lodging or services and shall consult with the CEO to determine the propriety of any such proposed reimbursement and obtain the CEO’s prior written authorization before making any offer to such Public Official. In any such case, the amount and purpose of such reimbursement, lodging or services must be reasonable and must relate directly to either: (a) the promotion, demonstration, or explanation of the Company’s services or operations with a government, government agency, or government-owned or government-controlled enterprise or the performance of an official duty related to the Company; or (b) the execution or performance of a contract with a state or related organization.

Gifts and Hospitality - This Policy does not prohibit normal, appropriate and modest hospitality to or from third parties. These customary courtesies are designed to build goodwill among business partners.

The test to be applied is whether in all the circumstances the gift or hospitality is reasonable and justifiable (both from the perspective of the provider and recipient) rather than lavish and extraordinary; bearing in mind that what may normally be viewed as small or insignificant in some countries can be of significant value in another. The intention behind the gift should always be considered and nothing should be explicitly or implicitly expected or demanded in return.

The giving of gifts and corporate hospitality or entertainment is not prohibited, if the following requirements are met:

(a)       it is done in the normal course of the Company’s business and without the intention of, or without a reasonable prospect of, influencing a public official to obtain or retain an improper business advantage, or to reward the provision or retention of an improper business advantage, or in explicit or implicit exchange for favors or benefits;

(b)       it complies with applicable local law;

(c)       it does not include cash or a cash equivalent;

(d)       it must be properly recorded and disclosed, and not paid personally to avoid any approval or disclosure requirements;

(e)       taking into account the reason for the gift or hospitality, it is of an appropriate type and value in the applicable country/region and given at an appropriate time;

(f)       it is given openly and in the Company’s name, not secretly; and

(g)       it is not given or received frequently between the same individuals.

Gifts or hospitality should not be offered to Public Officials or government representatives, or politicians or political parties, without the prior approval of the Chief Executive Officer or the CEO.

Community Funding - Government officials or their representatives may request or expect funding for consideration or approval of regulatory matters involving the Company. The Company may be given opportunities to financially support development initiatives of communities in proximity to its projects or make charitable contributions. Although it may be customary to do so, no Covered Person may make or commit to such funding, contributions or payments to public officials on behalf of the Company without the prior written approval of the Company’s Chief Executive Officer. In each of these scenarios, such payments or contributions may be prohibited under applicable laws and, accordingly, in order to avoid involvement in improper conduct, it is critically important that the Company be diligent in confirming details of the nature of the payment in question, including with respect to who the intended beneficiaries of the contribution in question are, and how they will benefit.

Political Contributions - No Covered Persons should make any contribution or provide any financial support to any political party or candidate on behalf of Ominto, except as may be pre-approved by the Company’s Chief Executive Officer. No Political Contributions may be used as a subterfuge for bribery.

In undertaking any political activity that is not authorized by this policy or other policies of the Company, all Covered Persons will be deemed to be acting in their personal capacity or that of their own corporate organization and not on behalf of the Ominto.

Record Keeping - All accounts, invoices, memoranda and other documents and records relating to dealings with third parties must be prepared and maintained with strict accuracy and completeness. Covered Persons must ensure that all expense reports relating to hospitality, gifts or expenses incurred to third parties are submitted in accordance with the relevant Company policies and that the reasons for the expenditures are specifically recorded. No accounts or transactions must be kept “off-book” for any reason, including to facilitate or conceal improper payments. Recording of any payments in any way which would conceal their true nature constitutes a violation of this Policy and applicable laws.

All document processing payments, attachments to justify payment requests, classification of payments, authorizations, and certifications subject to this Policy must be capable of being retrieved at least for five (5) years.

C.	Penalties for Non-Compliance

Individuals who fail to comply with this Policy may face severe consequences which could include internal disciplinary action or termination of employment or service arrangements without advance notice. If it appears that any Covered Person may have violated any applicable Anti-Corruption Laws, then the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment for Ominto and/or the responsible person.

The Company may be held liable where any of its employees, agents, contractors or other representatives has engaged in bribes or other forms of corruption or misconduct, whether known or not by senior management. Companies charged under the Anti-Corruption Laws may be subject to significant fines, negative effects on its share price and material damage to its reputation. A convicted company may also be ordered to forfeit all proceeds obtained from an act of bribery.

D.	Policy Implementation and Oversight

The Company’s Board has overall responsibility for ensuring this Policy complies with the Company’s legal and ethical obligations, and that all those under the Company’s control comply with it.

The Company’s Chief Executive Officer has primary responsibility for overseeing the implementation of this Policy, and for monitoring its suitability, adequacy and effectiveness. Where appropriate the Company’s Chief Executive Officer may consult with other officers of the Company prior to making determinations in relation to this Policy. Management at all levels is responsible for ensuring that those reporting to them are made aware of, understand and comply this Policy.

The Company shall continue to develop, implement, monitor and maintain a system of internal controls to facilitate and assess compliance with this Policy by its employees, agents, contractors and consultants.

These systems shall include the following elements:

- All officers and directors, all corporate employees, all members of the executive committee and certain additional employees in positions that require them to interact with public officials, approve payments or keep accounting records (the “Designated Employees”), will receive relevant training on how to implement and adhere to this Policy. All Designated Employees will provide annual certification of compliance with this Policy.

- Internal audits will be conducted periodically to assess whether this Policy is effective in (i) increasing awareness among Covered Persons of bribery and corruption issues, and the significance thereof; (ii) systematically reducing the risk of occurrence of bribery and corruption related incidents involving the Company; (iii) establishing appropriate written records to evidence that reasonable care and diligence have been taken to ensure compliance in these areas.

- Internal audits will be conducted periodically in order to monitor instances of non-compliance by Covered Persons, with appropriate follow-up action as warranted.

- A report will be provided to the Board on an annual basis confirming that: (a) all annual certifications have been obtained, and summarizing the results thereof; (b) an internal audit of the effectiveness of this Policy has been duly completed; and (c) material issues that are identified are reported to the Board and appropriate corrective action is taken.

- The Company shall conduct an anti-bribery risk review of projects or proposals involving business in new jurisdictions. The level of due diligence conducted should be consistent with the level of risk to be managed, and must include an assessment of the prevalence of bribery, corruption and other unacceptable behavior in such new market.

- Due diligence on potential acquisition targets must include consideration of whether the target and its representatives have complied with applicable bribery and corruption legislation. Employment, consultancy, agency and similar agreements entered into by the Company, where the employees will be Designated Employees or consultants or agents are expected to have interaction with public officials, shall require counterparties to acknowledge and agree that they understand, and shall comply with, this Policy.

E.	Communication of this Policy

This Policy, along with any updates hereto, will be posted on the Company’s website. A copy of the Policy will be provided to all Designated Employees and to all agents, consultants and contractors of Ominto having interaction with public officials on behalf of Ominto, and they will be advised that the Policy is available on the Ominto website for their review, and informed whenever significant changes are made.

Education on this Policy will form part of the orientation or induction process for all new Designated Employees. In addition, this Policy shall be communicated to any agent, contractor or consultant having interaction with public officials on behalf of Ominto at the outset of the business relationship, and as appropriate thereafter. For advice on these communications, please contact the Company’s CEO.

F.	Reporting Obligations & NO RETALIATION

Covered Persons should follow the Reporting Procedures set forth above in Section VII.

The Company encourages openness and will support anyone who raises genuine concerns in good faith under this policy, even if they turn out to be mistaken.

The Company is committed to ensuring no one suffers any detrimental treatment as a result of refusing to take part in bribery or corruption, or because of reporting in good faith their suspicion that an actual or potential bribery or other corruption offence has taken place, or may take place in the future. Detrimental treatment includes dismissal, disciplinary action, threats or other unfavorable treatment connected with raising a concern. If you believe that you have suffered any such treatment, you should inform the Company’s CEO immediately. If the matter is not remedied, and you are an employee, you should raise it formally with the CEO or follow the Reporting Procedures set forth above in Section VII.

G.	Conclusions

The prevention, detection and reporting of bribery offences and other forms of corruption are the responsibility of all those working for Ominto or on its behalf. If you have any questions about this Policy, please do not hesitate to contact the Company’s CEO.

XVI.	Political Contributions

The Company Group’s funds or assets may not be contributed, directly or indirectly, to any political party, committee or candidate, or the holder of any federal, state or local government office within the United States unless prior approval has been given by the Company’s CEO. In countries other than the United States in which political contributions by companies are lawful, a political contribution may be made only upon the prior specific written approval of the Company’s CEO. Covered Persons shall not be directed, pressured or coerced in any manner by a director, officer or any individual acting in a managerial or supervisory capacity to make a contribution to any political party or committee or to any candidate for or the holder of any government office.

XVII.	Waivers Of or Changes to the Code of Business Conduct and Ethics

It may be appropriate for a provision of this Code to be waived in a particular circumstance. Any waiver of, or changes to, this Code that apply to executive officers or directors of the Company may be made only by the Nominating Committee or another committee of our Board comprised solely of independent non-executive directors or a majority of our independent non-executive directors and must be promptly disclosed to shareholders as required by law or regulation of the SEC and the rules of the Nasdaq. In particular, to the extent that such committee determines to grant any waiver of this Code for an executive officer or director, the waiver shall be disclosed to shareholders within four business days of such determination through a press release, providing website disclosure, or by filing a current report on Form 8-K with the SEC. Any other Covered Person seeking a waiver should speak to his or her supervisor, who, in turn, should obtain the written approval of the Chief Executive Officer regarding such matter.

For the avoidance of doubt, no waiver shall be given from any provision of this Code that is not permitted under applicable law, rules or regulations.

XVIII.	Compliance

The matters covered in this Code are of the utmost importance to the Company, the Company Group as a whole, and their respective stakeholders and business partners, and are essential to the Company Group’s ability to conduct its business in accordance with its stated values. The Company expects all Covered Persons and persons with whom the Company Group transacts business to adhere to the standards set forth in this Code in carrying out their duties to the Company Group. Individuals whose actions are deemed to be in violation of this Code or other policies of the Company that may be adopted from time to time will be subject to disciplinary action, up to and including suspension, termination and/or the reporting of violative conduct to the appropriate authorities and potential civil liability and criminal prosecution.

XIX.	Administration And Implementation

The Board, and in particular the Audit Committee, has overall responsibility for administering and interpreting this Code. The CEO is responsible for the implementation of this Code.

XX.	Website Disclosure

This Code, as may be amended from time to time, shall be posted on the Company’s website. The Company shall state in its annual proxy statement that this Code is available on the Company’s website and provide the website address.

Acknowledgement of Business Code of Conduct and Ethics

Employee Signature

Print Name

Date Signed